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Exhibit 99.1

Press Release For Immediate Release

Beazer Homes Files Form S-4 For Exchange of Senior Notes and
Announces Current Developments

Atlanta, Georgia, July 16, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it has filed a registration statement on Form S-4 relating to the exchange of its $350 million 8 3/8% Senior Notes due in 2012 previously issued in a Rule 144A offering for publicly registered Senior Notes with substantially identical terms.

In connection with the filing, the Company has also disclosed that in its results of operations for the quarter ended June 30, 2002, it will record an increase to cost of sales of approximately $2.6 million ($0.12 per diluted share) to adjust for misallocations made by its division based in Fort Myers, Florida. Such misallocations resulted principally from land and home costs allocated from closed homes and communities to inventory during the period from March 1999 to March 2002. These errors did not have a material effect on its reported operating results in any interim or annual period. The effect of the errors on prior quarters ranged from 0.1% to 2.4% of pre-tax income.

The Company also disclosed that after the effect of this adjustment, it expects its earnings per share for the quarter ended June 30, 2002, to exceed $2.43, the high end of the range of analysts' estimates for the quarter. The consensus of such analysts' estimates of EPS for the quarter ended June 30, 2002, is $2.35.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

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  Exhibit 99.1